EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective as of December 5, 2008, by and between MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation (the “Company”), and H. ERIC BOLTON (the “Executive”).

WITNESSETH:

WHEREAS, the Company and Executive entered into that certain employment agreement between Mid-America Apartment Communities, Inc. and Executive effective as of December __, 1999 (the “Original Employment Agreement”);

WHEREAS, the Company and the Executive desire to enter into this Agreement which supercedes and replaces in its entirety the Original Employment Agreement;

WHEREAS, the Company desires to employ the Executive to serve as the President and Chief Executive Officer of the Company; and

WHEREAS, to the extent this Agreement provides for any “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Agreement will be administered in compliance with Code Section 409A and the regulations promulgated thereunder; and

WHEREAS, the Company and the Executive each deem it necessary and desirable to execute a written document setting forth the terms and conditions of said relationship.

NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth the parties agree as follows:

1. Definitions.  For purposes of this Agreement, the following terms shall have the following definitions:

“1994 Plan” means the Company’s Amended and Restated 1994 Restricted Stock and Stock Option Plan.

“2004 Plan” means the Company’s 2004 Stock Plan.

“Additional Amount” means the amount the Company shall pay to the Executive in order to indemnify the Executive against all claims, losses, damages, penalties, expenses, interest, and Excise Taxes (including additional taxes on such Additional Amount) incurred by Executive as a result of Executive receiving Change of Control Benefits as further described in Section 9(e) of this Agreement.

“Agreement” has the meaning set forth in the preamble above.

“Arbitrators” means the arbitrators selected to conduct any arbitration proceeding in connection with any disputes arising out of or relating to this Agreement.

“Award Plans” has the meaning set forth in Section 4(b) of this Agreement.

“Base Salary” means the annual salary to be paid to Executive as set forth in Section 4(a) of this Agreement.

“Benefit Plans” has the meaning set forth in Section 4(c) of this Agreement.

“Board” means the Board of Directors of the Company.

“Change of Control” means any of the following events which occur during the Term of this Agreement:

(i) any “person”, as that term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act , becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, regardless of whether or not the Board shall have approved the acquisition of such securities by the acquiring person;

(ii) individuals who, as of the effective date of this Agreement, constitute the Board cease for any reason to constitute at least a majority of the Board, unless any such change is approved by the vote of at least 80% of the members of the Board in office immediately prior to such cessation;

(iii) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, or securities of the Company are exchanged for securities of another corporation or other legal person, and immediately after such merger, consolidation, reorganization or exchange less than 80% of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

(iv) the Company in any transaction or series of related transactions, sells all or substantially all of its assets to any other corporation or other legal person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such sale;

(v) the Company and its affiliates shall sell or transfer (in a single transaction or series of related transactions) to a non-affiliate business operations or assets that generated at least two-thirds of the consolidated revenues (determined on the basis of the Company’s four most recently completed fiscal quarters for which reports have been filed under the Exchange Act) of the Company and its subsidiaries immediately prior thereto;

(vi) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K (or any successor, form or report or item therein) that a change in control of the Company has occurred;

(vii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(viii) any other transaction or series of related transactions occur that have substantially the effect of the transactions specified in any of the preceding clauses in this sentence.

“Change of Control Benefits” means the Executive’s receipt of the Termination Payment or any other payment, benefit or compensation (except for the Additional Amount) which the Executive receives or has the right to receive from the Company or any of its affiliates as a result of a Change of Control Termination.

“Change of Control Termination” means (i) a Termination Without Cause of the Executive’s employment by the Company, in anticipation of, on, or within three (3) years after a Change of Control, (ii) the Executive’s resignation for Good Reason on or within three (3) years after a Change of Control, or (iii) Executive’s giving of a Termination Notice of Voluntary Termination during the thirty days immediately following the Change of Control or during the thirty days immediately following the one year anniversary of the Change of Control.

“Code” has the meaning set forth in the recitals above.

“Company” means Mid-America Apartment Communities, Inc., a Tennessee corporation, and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

“Company Shares” means the shares of common stock of the Company or any securities of a successor company which shall have replaced such common stock.

“Compensation Committee” means the compensation committee of the Board.

“Excess Parachute Payments” has the meaning set forth in section 280G of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excise Tax” means a tax on Excess Parachute Payments imposed pursuant to Code section 4999.

“Executive” means the person identified in the preamble paragraph of this Agreement.

“Fair Market Value” means, on any give date, the closing sale price of the common stock of the Company on the New York Stock Exchange on such date, or, if the New York Stock Exchange shall be closed on such date, the next preceding date on which the New York Stock Exchange shall have been open.

“Good Reason” means that the Executive terminated his employment because, within the six (6) month period preceding the Executive’s termination, one or more of the following conditions arose and the Executive notified the Company of such condition within 90 days of its occurrence and the Company did not remedy such condition within 30 days:

(i) a material diminution in the Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time;

(ii) a material diminution in the Executive’s authority, duties, or responsibilities;

(iii) the relocation of the Company’s principal executive offices to a location outside a thirty-mile radius of Memphis, Tennessee or the Company’s requiring the Executive to be based at any place other than a location within a thirty-mile radius of Memphis, Tennessee, except for reasonably required travel on the Company’s business; or

(iv) any other action or inaction that constitutes a material breach by the Company of this Agreement.

“Multi-Family Residential Business” means the business of acquiring, developing, constructing, owning or operating multi-family residential apartment communities.

“Multi-Family Residential Property” means any real estate upon which the Multi-Family Residential Business is being conducted.

“Option(s)” means any options issued to Executive pursuant to the 1994 Plan, 2004 Plan or any other equity incentive plan adopted by the Company, any option granted with respect to Partnership Units, or any option granted under the plan of any successor company that replaces or assumes the Company’s or the Partnership’s options.

“Original Employment Agreement” has the meaning set forth in the recitals.

“Partnership” means Mid-America Apartments, L.P., a Tennessee limited partnership.

“Partnership Unit(s)” means limited partnership interests of the Partnership.  The holder has the option of requiring the Company to redeem such interests.  The Company may elect to effectuate such redemption by either paying cash or exchanging Company Shares for such interests.

“Permanent Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company.  Medical determination of Permanent Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence.  Upon the request of the Company, the Executive must submit proof to the Company of the Social Security Administration’s or the provider’s determination.

“Restricted Stock” means any share of restricted common stock issued to Executive pursuant to the 1994 Plan, 2004 Plan or any other equity incentive plan adopted by the Company, any option granted with respect to Partnership Units, or any restricted stock granted under the plan of any successor company that replaces or assumes the Company’s or the Partnership’s restricted stock awards.

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise.

“Term” has the meaning assigned to it in Section 3 of this Agreement.

“Termination Date” means the date on which the employment of Executive is terminated, which date shall be (i) in the case of Executive’s Permanent Disability, 30 days after a Termination Notice is given and Executive does not return to the full-time performance of his duties within such 30 day period or (ii) in all other instances, the date specified as the Termination Date in the Termination Notice, which date shall not be less than thirty nor more than sixty days from the date the Termination Notice is given.

“Termination of Employment” means the termination of the Employee’s employment with the Company for reasons other than death or Permanent Disability.  Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive intended for the Executive to provide significant services for the Company following such termination.  A change in the Executive’s employment status will not be considered a Termination of Employment if:

(i) the Executive continues to provide services as an employee of the Company at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(ii) the Executive continues to provide services to the Company in a capacity other than as an employee of the Company at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

“Termination Notice” means a written notice of termination of employment by Executive or the Company.

“Termination Payment” has the meaning set forth in Section 9(b)(i) of this Agreement.

“Termination With Cause” means the termination of the Executive’s employment by act of the Board for any of the following reasons:

(i) the Executive’s conviction for a felony;

(ii) the Executive’s theft, embezzlement, misappropriation of or intentional infliction of material damage to the Company’s property or business opportunity;

(iii) the Executive’s intentional breach of the noncompetition provisions contained in Section 10 of this Agreement; or

(iv) the Executive’s ongoing willful neglect of or failure to perform his duties hereunder or his ongoing willful failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the Board or any duly constituted committee thereof that is not inconsistent with the description of the Executive’s duties set forth in Section 2, if such willful neglect or failure is materially damaging or materially detrimental to the business and operations of the Company; provided that Executive shall have received written notice of such failure and shall have continued to engage in such failure after 30 days following receipt of such notice from the Board, which notice specifically identifies the manner in which the Board believes that Executive has engaged in such failure.

For purposes of this subsection, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith, and without reasonable belief that such action or omission was in the best interest of the Company.  Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive was guilty of misconduct as set forth above, and of continuing such misconduct after notice from the Board.

“Termination Without Cause” means the termination of the Executive’s employment by the Company for any reason other than Termination With Cause, or termination by the Company due to Executive’s death or Permanent Disability.

“Uniform Arbitration Act” means the Uniform Arbitration Act, Tennessee Code Annotated § 29-5-391 et seq., as amended.

“Voluntary Termination” means the Executive’s voluntary termination of his employment hereunder for any reason other than Good Reason.  If the Executive gives a Termination Notice of Voluntary Termination and, prior to the Termination Date, the Executive voluntarily refuses or fails to provide substantially all the services described in Section 2 hereof for a period greater than two consecutive weeks, the Voluntary Termination shall be deemed to be effective as of the date on which the Executive so ceases to carry out his duties. Voluntary refusal to perform services shall not include taking vacation otherwise permitted in accordance with Section 4(d) hereof, the Executive’s failure to perform services on account of his illness or the illness of a member of his immediate family, provided such illness is adequately substantiated at the reasonable request of the Company, or any other absence from service with the written consent of the Board.

2. Employment; Services. The Company and the Executive acknowledge and agree that the Original Employment Agreement is hereby terminated by mutual consent and neither the Company nor the Executive shall have any continuing obligation to the other pursuant to the terms of the Original Employment Agreement.  The mutual agreements and covenants contained in this Agreement shall replace and supercede in their entirety the provisions of the Original Employment Agreement.  The Company shall employ the Executive, and the Executive agrees to be so employed, in the capacity of President and Chief Executive Officer of the Company to serve for the Term hereof, subject to earlier termination as hereinafter provided.  The Executive shall devote such amount of his time and attention to the Company’s affairs as are necessary to perform his duties to the Company in his capacity as President and Chief Executive Officer.  The Executive shall have authority and responsibility with respect to the day-to-day management of the Company, consistent with direction from the Company’s Board.

3. Term; Termination.

(a) The term of the Executive’s employment hereunder shall be one year and shall commence on the date hereof and shall be extended automatically, for so long as the Executive remains employed by the Company hereunder, the first day of each month beginning June 1, 2008, for an additional one-month period (such period, as it may be extended from time to time, being herein referred to as the “Term”), unless terminated earlier in accordance with the terms of this Agreement, to the effect that on the first day of each month, the remaining term of this Agreement and the Executive’s employment hereunder shall be one year.

(b) Any purported termination of employment by Executive or the Company shall be communicated by a Termination Notice.  The Termination Notice shall indicate the specific termination provision in this Agreement relied upon and set forth the facts and circumstances claimed to provide a basis for termination.  If the party receiving the Termination Notice notifies the other party prior to the Termination Date that a dispute exists concerning the termination, the Termination Date shall be extended until the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction.  The Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.  Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given and Executive shall continue as a participant in all Award Plans and Benefit Plans in which Executive participated when the Termination Notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection.  Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

4. Compensation.

(a) Base Salary.  During the Term, the Company shall pay the Executive for his services a “Base Salary” of $407,753, to be paid in accordance with customary Company policies, such Base Salary being subject to any increases approved by the Compensation Committee or the Board, as the case may be.

(b) Award Plans.  During the Term, the Executive shall also be eligible for additional compensation in the form of a cash bonus, shares of stock in the Company, Partnership Units, or Options, and shall be eligible to participate the 1994 Plan, 2004 Plan, and any other stock option, incentive compensation, profit participation, bonus or extra compensation plan that is adopted by the Company and in which the Company’s executive officers generally participate (collectively, “Award Plans”).

(c) Benefit Plans.  During the Term, Executive shall be entitled to participate in, and to all rights and benefits provided by, each and every health, life, medical, dental, disability, insurance and welfare plan maintained by the Company including, without limitation, the benefits contemplated by Section 4 of this Agreement, that are maintained from time to time by the Company for the benefit of Executive, the executives of the Company generally or for the Company’s employees generally, provided that Executive is eligible to participate in such plan under the eligibility provisions thereof that are generally applicable to the participants thereof (collectively, “Benefit Plans”).

(d) Vacation. The Executive shall be entitled each calendar year to vacation time, during which time his compensation shall be paid in full. The time allotted for such vacation shall be three (3) weeks.

(e) Overall Qualification.  Nothing in this Agreement shall be construed as preventing the Company from modifying, suspending, discontinuing or terminating any of the Benefit Plans or Award Plans without notice or liability to Executive so long as (i) the modification, suspension, discontinuation or termination of any such plan is authorized by and performed in accordance with the specific provisions of such plan and (ii) such modification, suspension, discontinuation or termination is taken generally with respect to all similarly situated employees of the Company and does not single out or discriminate against Executive.

5. Expenses. The Company recognizes that the Executive will have to incur certain out-of-pocket expenses, including but not limited to travel expenses, related to his services and the Company’s business and the Company agrees to reimburse the Executive for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses; provided that Executive complies with the Company’s policies and procedures regarding business expenses.

6. Voluntary Termination; Termination With Cause.  Except as otherwise provided in Section 9 of this Agreement, if (i) the Executive shall cease being an employee of the Company on account of a Voluntary Termination or (ii) there shall be a Termination With Cause, the Executive shall not be entitled to any compensation after the Termination Date of such Voluntary Termination or Termination With Cause (except Base Salary and vacation accrued but unpaid on the Termination Date of such event). In the event of a Voluntary Termination or Termination With Cause, the Executive shall continue to be subject to the noncompetition covenant contained in Section 10.

7. Death or Disability. In the event of the Executive’s death or Permanent Disability, the Company shall continue to pay the Executive or his heirs, devisees, executors, legatees or personal representatives, as appropriate, the semi-monthly payments of the Base Salary then in effect for one year from the Executive’s death or Termination Date following determination of Permanent Disability, as applicable.  The Company shall also pay any amounts due pursuant to the terms of any Benefit Plans and Award Plans in which Executive was a participant, including, without limitation, the pro rata amount of any bonus to be paid to Executive for the fiscal year in which Executive was terminated.  Further, if Executive’s employment is terminated due to Executive’s Permanent Disability and if Executive is no longer eligible to participate in one or more of the Benefit Plans because of such termination, then within thirty (30) days of the Executive’s Termination Date the Company shall pay to Executive a lump sum in an amount equal to twelve (12) months of COBRA continuation coverage under the Company’s group health plan and twelve (12) months of insurance coverage which is substantially equivalent to the remaining Benefit Plans to which Executive was entitled immediately prior to such termination.

8. Termination Without Cause; Resignation for Good Reason.  The Company may terminate Executive for any reason, or no reason at all, at any time and Executive may terminate this Agreement at any time for Good Reason, provided that, upon termination of this Agreement by the Executive for Good Reason or in the event of a Termination Without Cause, except as otherwise provided in Section 9 of this Agreement, the Company shall provide the compensation and benefits set forth in this Section 8.  Executive may terminate this Agreement for Good Reason notwithstanding any incapacity due to physical or mental illness.  Executive’s continued employment shall not constitute consent to, or a waiver of, rights with respect to any circumstances constituting Good Reason hereunder.

(a) Base Salary, Benefit and Award Plans.  The Company shall continue to pay the Executive the semi-monthly payments of the Base Salary then in effect for one year after the Termination Date.  The Company shall also pay on the Termination Date any amounts due pursuant to the terms of any Benefit Plans and Award Plans in which Executive was a participant, including, without limitation, the pro rata amount of any bonus to be paid to Executive for the fiscal year in which Executive was terminated.  In addition, if Executive is no longer eligible to participate in one or more of the Benefit Plans because of termination of employment, then within thirty (30) days of the Executive’s Termination Date the Company shall pay to Executive a lump sum in an amount equal to twelve (12) months of COBRA continuation coverage under the Company’s group health plan and twelve (12) months of insurance coverage which is substantially equivalent to the remaining Benefit Plans to which Executive was entitled immediately prior to such termination. All payments under this Section 8(a) shall be made no later than the last day of the second calendar year following the year in which the Executive incurs a Termination of Employment.  Notwithstanding the foregoing, if the Executive is a Specified Employee and the total of the payments under this Section 8(a) exceeds the limit set forth in Treas. Reg. §1.409A-1(b)(9)(iii)(A) (related to separation pay), then, the amount in excess of such limit shall be delayed for six (6) months following the Executive’s Termination Date.  The delayed amount shall be paid in a lump sum after the end of the six-month delay.

(b) Stock Options; Restricted Stock.  All Options and Restricted Stock granted to Executive shall become fully vested at the Termination Date.  In lieu of Company Shares issuable upon exercise of any outstanding and unexercised Options granted to Executive, Executive may, at Executive’s option, receive an amount in cash equal to the product of (i) the Fair Market Value of Company Shares on the Termination Date over the per share exercise price of each Option held by Executive, times (ii) the number of Company Shares covered by each such Option.   In the event Executive does not elect to receive a cash payment for any outstanding and unexercised Options granted to Executive, Executive shall have the right to exercise such Options in accordance with the terms and conditions provided in the applicable stock option plans as if Executive had continued his employment with the Company, notwithstanding Executive’s termination.

(c) Legal Fees.  The Company shall also pay to Executive all legal fees and expenses incurred by Executive as a result of a Termination Without Cause or Executive’s resignation for Good Reason (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

9. Change of Control.

(a) Termination in Connection with a Change of Control.  Notwithstanding any other provision in this Agreement, in the event of a Change of Control Termination, the Company shall, on the Termination Date, pay the Executive, in addition to any Base Salary earned but not paid through the Termination Date and any amounts due pursuant to Award Plans and Benefit Plans including, without limitation, the pro rata amount of Executive’s anticipated bonus for the fiscal year in which Executive is terminated, the compensation and benefits set forth in Section 9(b).

(b) Compensation and Benefits.

(i) A Termination Payment shall be paid which is equal to the sum of two and 99/100 (2.99) times the Executive’s annual base salary in effect on the Termination Date plus two and 99/100 (2.99) times the average annual cash bonus paid to the Executive for the two immediately preceding fiscal years, under this Agreement or otherwise (but not including compensation under the Company’s Shareholder Value Plan) (“Termination Payment”); provided, however, that in no event shall the amount of the Termination Payment exceed the amount that would be payable to Executive as Base Salary and bonus compensation (based on the average annual bonus compensation paid to Executive for the two immediately preceding fiscal years under this Agreement or otherwise) between the Termination Date and the date upon which the Executive and the Compensation Committee of the Board have mutually agreed that the Executive will retire.  Notwithstanding Section 9(a), the Termination Payment shall be calculated and paid immediately prior to the closing of the transactions constituting a Change of Control if the Executive receives notice prior to the Change of Control that his employment will be terminated on or after the Change of Control.

(ii) If Executive is no longer eligible to participate in one or more of the Benefit Plans because of termination of employment, then within thirty (30) days of the Executive’s Termination Date the Company shall pay to Executive a lump sum in an amount equal to eighteen (18) months of COBRA continuation coverage under the Company’s group health plan, six (6) months of coverage under an individual health insurance policy reasonably equivalent to the Company’s group health plan, and twenty-four (24) months of insurance coverage which is substantially equivalent to the remaining Benefit Plans to which Executive was entitled immediately prior to such termination.

(iii) In lieu of Company Shares issuable upon exercise of any outstanding and unexercised Options granted to Executive, Executive may, at Executive’s option, receive an amount in cash equal to the product of (i) the excess of the higher of the Fair Market Value of Company Shares on the Termination Date, or the highest per share price for Company Shares actually paid in connection with any Change of Control of the Company, over the per share exercise price of each Option held by Executive, times (ii) the number of Company Shares covered by each such Option. In the event Executive does not elect to receive a cash payment for any outstanding and unexercised Options granted to Executive, Executive shall have the right to exercise such Options in accordance with the terms and conditions provided in the applicable stock option plans.

(iv) The Company shall also pay to Executive all legal fees and expenses incurred by Executive as a result of a termination described in Section 9(a) of this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder).

(c) Certain Transactions. Notwithstanding the provisions of subparagraphs (i) or (vi) in the definition of change of control, unless otherwise determined in a specific case by majority vote of the Board, a Change of Control shall not be deemed to have occurred for purposes of this Agreement solely because (i) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or (ii) any Company-sponsored employee stock ownership plan, or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-l, Form 8-K or Schedule 14A (or any successor schedule, form or report or item thereon) under the Exchange Act, disclosing beneficial ownership by it of shares of stock of the Company, or because the Company reports that a Change of Control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

(d) Escrow Arrangement.  If within thirty (30) days after the effective date of a Change of Control Executive’s employment has not been terminated, the Company shall deposit with an escrow agent, pursuant to an escrow agreement between the Company and such escrow agent, a sum of money, or other property permitted by such escrow agreement, which is substantially sufficient in the opinion of the Company’s management to fund the amounts due to Executive set forth in Section 9(b) of this Agreement.  The escrow agreement shall provide that such agreement may not be terminated until the earlier of (i) Executive’s employment has terminated and all amounts due to Executive as set forth in this Agreement have been paid to Executive or (ii) three (3) years after the effective date of the Change of Control.

(e) Tax Matters. If the Excise Tax on Excess Parachute Payments will be imposed on the Executive under Code section 4999 as a result of the Executive’s receipt of the Change of Control Benefits, the Company shall indemnify the Executive and hold him harmless against all claims, losses, damages, penalties, expenses, interest, and Excise Taxes. To effect this indemnification, the Company shall pay to the Executive the Additional Amount which is sufficient to indemnify and hold the Executive harmless from the application of Code sections 280G and 4999, including the amount of (i) the Excise Tax that will be imposed on the Executive under section 4999 of the Code with respect to the Change of Control Benefits; (ii) the additional (A) Excise Tax under section 4999 of the Code, (B) hospital insurance tax under section 3111(b) of the Code and (C) federal, state and local income taxes for which the Executive is or will be liable on account of the payment of the amount described in subitem (i); and (iii) the further excise, hospital insurance and income taxes for which the Executive is or will be liable on account of the payment of the amount described in subitem (ii) and this subitem (iii) and any other indemnification payment under this Section 9(e). The Additional Amount shall be calculated and paid to the Executive at the time that the Termination Payment is paid to the Executive. In calculating the Additional Amount, the highest marginal rates of federal and applicable state and local income taxes applicable to individuals and in effect for the year in which the Change of Control occurs shall be used. Nothing in this paragraph shall give the Executive the right to receive indemnification from the Company for federal, state or local income taxes or hospital insurance taxes payable solely as a result of the Executive’s receipt of (a) the Change in Control Benefits, or (b) any additional payment, benefit or compensation other than the Additional Amount.  As specified in items (ii) and (iii), above, all income, hospital insurance and additional Excise Taxes resulting from additional compensation in the form of the Excise Tax payment specified in item (i), above, shall be paid to the Executive.

The provisions of this Section 9(e) are illustrated by the following example:

Assume that the Termination Payment and all other Change of Control Benefits result in a total federal, state and local income tax and hospital insurance tax liability of $180,000; and an Excise Tax liability under Code section 4999 of $70,000. Under such circumstances, the Executive is solely responsible for the $180,000 income and hospital insurance tax liability; and the Company must pay to the Executive $70,000, plus an amount necessary to indemnify the Executive for all federal, state and local income taxes, hospital insurance taxes, and Excise Taxes that will result from the $70,000 payment to the Executive and from all further indemnification to the Executive of taxes attributable to the initial $70,000 payment.

10. Noncompetition. During the Term, the Executive shall not, other than through the Company or affiliates of the Company, own any interest in any Multi-Family Residential Property (other than Multi-Family Residential Property in which the Company or the Partnership has an ownership interest), as partner, shareholder or otherwise, or engage in the Multi-Family Residential Business, directly or indirectly, for his own account or for the account of others, either as an officer, director, shareholder, owner, partner, promoter, employee, consultant, advisor, agent, manager, or in any other capacity.  For a period of two (2) years after a Change of Control Termination, Executive shall not own any interest in any Multi-Family Residential Property as partner, shareholder or otherwise, or directly or indirectly, for his own account or for the account of others, either as an officer, director, promoter, employee, consultant, advisor, agent, manager, or in any other capacity, engage in the Multi-Family Residential Business within 5 miles of any Multi-Family Residential Property owned by the Company or the Partnership at the time of termination of employment.

The Executive agrees that damages at law for violation of the restrictive covenant contained herein would not be an adequate or proper remedy to the Company, and that should the Executive violate or threaten to violate any of the provisions of such covenant, the Company, its successors or assigns, shall be entitled to obtain a temporary or permanent injunction, as appropriate, against the Executive in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants. The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, payable by reason of such violation.

Furthermore, the Executive acknowledges that this Agreement has been negotiated at arms’ length by the parties, neither being under any compulsion to enter into this Agreement, and that the foregoing restrictive covenant does not in any respect inhibit his ability to earn a livelihood in his chosen profession without violating the restrictive covenant contained herein. The Company by these presents has attempted to limit the Executive’s right to compete only to the extent necessary to protect the Company from unfair competition. The Company recognizes, however, that reasonable people may differ in making such a determination. Consequently, the Company agrees that if the scope or enforceability of the restricted covenant contained herein is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

11. Employment Status.  The parties acknowledge and agree that Executive is an employee of the Company, not an independent contractor.  Any payments made to Executive by the Company pursuant to this Agreement shall be treated for federal and state payroll tax purposes as payments made to a Company employee, irrespective whether such payments are made subsequent to the Termination Date.

12. Notices.  All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Company:	6584 Poplar Avenue, Suite 340 Memphis, Tennessee 38128 Attn: Chief Financial Officer
To the Executive:	H. Eric Bolton 3290 Kenny Drive Germantown, Tennessee 38139

13. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto; provided, however, that any amendment or termination of the covenant of noncompetition in Section 10 must be approved by a majority of the Directors of the Company other than the Executive, if the Executive is then a director of the Company. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

14. Arbitration.  Any controversy concerning or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in Memphis, Shelby County, Tennessee at a location specified by the party seeking such arbitration.

(a) The Arbitrators.  Any arbitration proceeding shall be conducted by three (3) Arbitrators and the decision of the Arbitrators shall be binding on all parties.  Each Arbitrator shall have substantial experience and expert competence in the matters being arbitrated.  The party desiring to submit any matter relating to this Agreement to arbitration shall do so by written notice to the other party, which notice shall set forth the items to be arbitrated, such party’s choice of Arbitrator, and such party’s substantive position in the arbitration.  The party receiving such notice shall, within fifteen (15) days after receipt of such notice, appoint an Arbitrator and notify the other party of its appointment and of its substantive position.  The Arbitrators appointed by the parties to the Arbitration shall select an additional Arbitrator meeting the aforedescribed criteria.  The Arbitrators shall be required to render a decision in accordance with the procedures set forth in Subparagraph (b) below within thirty (30) days after being notified of their selection.  The fees of the Arbitrators shall be equally divided amongst the parties to the arbitration.

(b) Arbitration Procedures.  Arbitration shall be conducted in accordance with the Uniform Arbitration Act, except to the extent the provisions of such Act are modified by this Agreement or the subsequent mutual agreement of the parties.  Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.  Any party hereto may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this provision applies in any court having jurisdiction over such action in Shelby County, Tennessee, and the parties agree that jurisdiction and venue in Shelby County, Tennessee are appropriate and approved by such parties.

15. Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee.

16. Assignment. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement, except with respect to certain rights to receive payments as described in Section 7.

17. Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

18. Successors; Binding Agreement.   The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a beach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled to hereunder if Executive terminates his employment for Good Reason.  The Company’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Company’s successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

MID-AMERICA APARTMENT
COMMUNITIES, INC.

By: /s/Simon R.C. Wadsworth___________
Name: Simon R.C. Wadsworth___________
Title:  EVP and CFO___________________

EXECUTIVE:

/s/H. Eric Bolton______________________
H. Eric Bolton